Exhibit 21.1


                              List of Subsidiaries

                                                  Jurisdiction of Incorporation
Name                                                       or Organization
Clearworks Communications, Inc.                                 Texas
D.S.S. Security Inc. (dba Eagle Broadband Security)             Texas
Eagle Broadband Services, Inc.                                  Texas
EBI Funding Corp.                                               Texas